Exhibit 10.72

AMENDED AND RESTATED COAL PROCESSING AND LOADING AGREEMENT

THIS AMENDED AND RESTATED COAL PROCESSING AND LOADING AGREEMENT (“Agreement”) is entered into as of October 1, 2011 between WILLIAMSON ENERGY, LLC, a Delaware limited liability company (“Owner”) and MACH MINING LLC, a Delaware limited liability company (“Contractor”).

RECITALS

A. Owner and Mach Processing, LLC entered into that certain Coal Processing and Loading Agreement dated July 1, 2005 (“Coal Processing and Loading Agreement”); thereafter Mach Processing, LLC merged into Contractor on or around December 22, 2009; now Owner and Contractor (as the successor and/or assignee of Mach Processing, LLC) desire to amend in part and restate in its entirety the Coal Processing and Loading Agreement in this Amended and Restated Coal Processing and Loading Agreement.

B. Owner owns or otherwise has the right to possession of a coal processing and loading facility (“Facility”) located in Williamson County, Illinois, which property includes a tract shown on a map attached hereto as Exhibit A (such tract hereinafter referred to as the “premises”).

C. Owner desires to retain Contractor to (i) operate Owner’s Facility; (ii) operate, repair and maintain the beltline(s) transporting raw coal into the preparation plant located at the Facility; (iii) wash and process raw coal at the Facility on the terms and conditions stated herein; (iv) dispose, stockpile, and/or store, as appropriate and in a lawful manner, all coal refuse, slurry and rejects generated at the Facility at the designated refuse area(s) described in any permits governing the Facility (the “Refuse Area”); (v) store, prepare and load certain quantities of Owner’s coal through the Facility; and (vi) operate, repair and maintain the beltline running from the clean coal side of the preparation plant to a delivery point designated by Owner.

WITNESSETH:

For and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Designation of Services and Responsibilities:

1.1 Owner shall be responsible for delivering the raw coal it desires to have washed to the raw coal beltline at the Facility.

1.2 Contractor shall be responsible for operating the Facility for cleaning and processing the raw coal; for operating, repairing and maintaining the beltline(s) transporting raw coal into the preparation plant; for stockpiling the raw and the clean coal at the Facility as necessary; for disposing, stockpiling, and/or storing, as appropriate and in a lawful manner, all coal refuse, slurry and rejects generated at the Facility at the designated Refuse Area(s) described in the above-referenced Permits; for operating, repairing and maintaining the beltline(s) running from the clean coal side of the preparation plant to a delivery point designated by Owner and for keeping both the raw and clean coal beltlines in good working order at all times; and for loading the clean coal, or any raw coal as Owner may direct, into trucks, barges or rail cars provided by Owner.

1.3 Contractor agrees to perform its services hereunder in an efficient manner through the use of diligent and skillful management and labor, for the purpose of ensuring that Owner’s coal may be washed and loaded through the Facility consistently and in conformity with generally accepted industry standards applicable to a coal processing and loading facility of the type and condition of the Facility. Unless otherwise specified by Owner, Contractor will promptly wash and process the coal delivered by Owner in accordance with specifications as requested by Owner, and Contractor shall be responsible for the disposal of the reject material resulting therefrom. Contractor shall provide sufficient separate stockpile areas at the Facility for Owner’s raw coal and clean coal. Contractor shall be responsible for loading Owner’s clean coal, or any raw coals as Owner may direct, onto trucks, barges or rail cars as directed by Owner. Owner shall be entitled to have its representatives present during preparation of Owner’s coal, and Contractor shall provide Owner reasonable advance notice of each commencement of washing Owner’s coal. Owner shall be entitled to have representatives on the premises of the Facility and may sample Owner’s coal at any time and wherever it is located on the Facility, at Owner’s cost.

1.4 If requested by Owner, Contractor agrees to treat the coal with a freezeproofing agent designed to prevent the coal from becoming non-dischargeable from trucks, railroad cars or barges.

1.5 Contractor shall be responsible for operating, repairing and maintaining the raw coal beltline(s) and the clean coal beltline(s) in such a manner to ensure continuous and uninterrupted production with a minimum of downtime or overtime. Contractor agrees to perform its services hereunder in an efficient manner through the use of diligent and skillful management and labor, for the purpose of ensuring that the beltlines are running continuously and efficiently in conformity with generally accepted industry standards applicable to coal processing and loading facilities of like type and condition.

1.6 Contractor, as an independent contractor, shall forthwith commence its work hereunder and agrees to furnish, except as otherwise agreed by the parties in writing or provided herein, and subject to reimbursement by Owner pursuant to this Agreement, all labor, equipment, materials, supplies, tools and services to fully satisfy its obligations and duties specified herein. Contractor represents to Owner that it has made an independent examination of the design of the raw coal beltline(s), the clean coal beltline(s), the Facility and the design of the Refuse Area(s), is familiar with the physical condition of the area, and that it has the personnel, skills, training and experience necessary to carry out and perform the services to be provided hereunder.

1.7 Contractor agrees to operate the beltlines and the Facility as scheduled by Owner. Contractor shall be responsible for providing all personnel necessary for maintenance and repair of the beltlines, the Facility and equipment, including the necessary personnel and services to assure continuous and uninterrupted clean coal production with a minimum of down time over time. Contractor shall schedule its work and repairs so as to minimize any overtime work or down time, and shall schedule such overtime work or down time only after approval by Owner’s representative.

1.8 Contractor shall dispose, stockpile or store all waste and refuse produced by processing raw coal through the Facility in those certain Refuse Areas described in the above-referenced Permits, and any other applicable permits that may govern the Facility.

1.9 Contractor shall operate the beltlines and the Facility in a good and workmanlike manner consistent with the terms and provisions of this Agreement, under such operating conditions as Owner, in its sole discretion, deems reasonably necessary to provide the quality and quantity of coal product that Owner requires or specifies.

1.10 Contractor shall be responsible for keeping the beltlines and the Facility and Refuse Area(s) in a neat, clean and orderly condition, reasonably free of debris and in compliance with all applicable federal, state and local environmental, health, safety and other laws, rules and regulations.

1.11 Owner or its designated agent or representative shall have the right, but not the obligation, to approve all material purchases of parts, supplies, goods and services, and to approve material maintenance, repairs and replacements relating to the beltlines, the Facility or Refuse Areas which are performed by Contractor other than in the ordinary course of business, and the provision of services by Contractor as set forth in this Agreement. All such parts, supplies, goods and services, repairs and replacements shall become the property of Owner and Contractor shall be reimbursed by Owner for the same at Contractor’s actual cost. Any discounts received by Contractor from the purchase of said parts, supplies, goods and services shall be for Owner’s benefit.

1.12 Contractor shall not take title to or have any ownership interest in any coal or coal refuse processed or handled under this Agreement. Contractor shall not be liable to Owner for any damages for loss or injury to the coal which could not have been avoided by Contractor’s exercise of due care in the performance of its duties specified in paragraph l of this Agreement.

2. Term.

2.1 The initial term of this Agreement shall be for a period of one (1) year, beginning on the 1st day of October, 2011 and ending at midnight on the 30th day of September, 2012, and if not sooner terminated as hereafter provided, the term of this Agreement shall thereafter be automatically extended for successive periods of one (1) year each until terminated as herein below set forth; provided that at the time of such extension, Contractor has kept and performed all of the covenants, agreements, promises and conditions herein required to be kept and performed by it.

2.2 In addition to the provisions for expiration set forth in subparagraph 2.1 above and the parties’ respective rights of termination on default or otherwise, as set forth hereafter in paragraph 12.0, Owner shall have the unilateral right to terminate this agreement at any time and for any reason, with or without cause, by giving not less than ten (10) days prior written notice of termination to Contractor which specifically states the date and time of termination; and Contractor shall have the same unilateral right to terminate by giving not less than thirty (30) days prior written notice to Owner which specifically states the date and time of termination.

(a) During the term of this Agreement, the Contractor will provide bonds, and make payments to and deposits with all appropriate governmental agencies. The aforesaid bonds, payments and deposits are herein referred to as “Accounts” and will all have been paid to such governmental agencies by Contractor with monies advanced or reimbursed by Owner pursuant to this Agreement. Upon the cessation of its business as a coal processing and loading company (hereinafter “Cessation”) to the extent provided by law, Contractor has a right or privilege to obtain partial rebates or refunds of said Accounts.

(b) It is hereby agreed that upon the termination of this Agreement for any reason, Contractor shall refund, repay or rebate to Owner, within sixty (60) days of such termination or, as to each Account, within ten (10) days after the date the subject governmental agency determines the amount that Contractor is entitled to receive, whichever is later, the amounts of such Accounts Contractor is entitled to receive upon Cessation. It is for these purposes further agreed that:

(c) The date of Cessation shall be the same date as the date of termination of this Agreement;

(d) The payment herein described shall be due from Contractor to Owner at the time described, whether or not Contractor in fact ceases to do business as a coal processing and loading company; and

(e) The amounts of such Accounts that Contractor is entitled to receive shall be the amounts determined by the subject governmental agencies.

2.3 Owner shall have the right (i) to cause Contractor to suspend its services performed hereunder, in whole or in part, in the event, and as often as such event may occur, Owner is compelled to do so because of fires, floods, or other acts of God, labor disputes, rail car shortages, or other conditions beyond Owner’s reasonable control, and (ii) to cause Contractor to suspend its services performed hereunder, in whole or in part, in the event, and as often as such event may occur, Owner is unable to dispose of Owner’s coal at a reasonable profit in Owner’s sole judgment.

2.4 Upon termination of this Agreement for any reason, Contractor shall leave the Premises in such condition that operation of the Facility by another may begin immediately and shall do all things required by Owner to permit immediate operations by another, including, but not limited to, the transfer or assignment of applicable permits to Owner or its designee.

2.5 NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, OWNER MAKES NO REPRESENTATIONS, COVENANTS, OR WARRANTIES, EXPRESSED, IMPLIED OR OTHERWISE, TO THE CONTRACTOR AS TO THE VOLUMES OF COAL TO BE PRODUCED OR THE DURATION OR CONTINUANCE OF THIS AGREEMENT.

3.0 Consideration. As full consideration for the services of Contractor, Owner shall pay Contractor a monthly fee as set forth on Exhibit B, which Exhibit is incorporated by reference and made a part of this Agreement. The scheduling of all payments due Contractor under this Agreement are set forth on Exhibit B.

4.0 Payments; Weights Upon Which Payments are Calculated.

4.1 Owner shall at all times have the right to deduct and set off from any payments or other sums due to Contractor hereunder any amounts owed to Owner by Contractor for any reason, as well as (i) any amounts paid by Owner on behalf of Contractor to third parties, or (ii) any amounts which Owner reasonably determines, in its sole discretion, it may, in the future, be required to pay to third parties or incur itself on behalf of Contractor due to Contractor’s failure to comply with the terms and conditions of this Agreement.

4.2 Payments made by Owner to Contractor, as described in Exhibit B, shall include any improvements and rehabilitations performed by Contractor in and around the Facility during the term of this Agreement, and Contractor shall have no right in or to such improvements and or rehabilitations upon termination of this Agreement, and all such property and improvements shall become the property of the Owner.

4.3 Payments made by the Owner to the Contractor shall continue after the termination of this Agreement for (i) all performance hereunder by Contractor during the term hereof, and (ii) for all performance required by Contractor by the provisions of this Agreement after its termination, such as any reclamation costs or insurance premiums.

4.4 In the event (and as often as such event may occur) that any third party perfects or threatens to perfect a legal right to encumber the coal processed through the Facility or the Facility, in whole or in part, as a result of Contractor’s failure, in whole or in part, to pay such party as herein provided, or as Contractor may be otherwise legally obligated, Owner, at its sole option and in addition to its other rights and remedies hereunder, does and shall have the right to pay, in whole or in part, and settle with such party directly; provided, however, that all such direct payments by Owner shall be forthwith reimbursed to Owner by Contractor, Owner reserving the right, at its sole option, to deduct and set-off such direct payment sums, as and when the same are paid, from monies owed to Contractor pursuant to this Agreement and/or other agreements between the parties hereto, as provided in this paragraph 4. This paragraph and/or the payment of such direct payment sums, in whole or in part, by Owner is not and shall not be construed as a waiver, alteration or modification of any of the Contractor’s obligations assumed by it hereunder, nor as a covenant by Owner to perform the same.

4.5 The scheduling of all payments due Contractor under this Agreement are set forth on Exhibit B.

4.6 Contractor shall be paid on a per-ton basis, in accordance with Exhibit B, based on the number of tons of clean coal on which Owner is paid by the purchaser of such coal. Owner shall provide Contractor with copies of its invoices from purchasers on a monthly basis to verify the number of tons for which Owner has been paid. Owner shall be entitled to redact any information from such invoices that is not necessary for Contractor to verify the tonnage upon which Contractor’s payments are based, including without limitation, any information regarding the price Owner receives for the coal.

5.0 Compliance with Permits and Applicable Laws.

5.1 Contractor shall operate the Facility and Refuse Area(s) in accordance with all federal, state and local laws, rules and regulations, now or hereafter in effect, and such permits as Owner may have or secure in the future to operate the Facility and Refuse Area(s), including the permits mentioned above. Unless otherwise agreed in writing, Owner shall obtain and maintain in full force and effect, at is sole expense, all permits and approvals necessary for Contractor to operate the Facility and Refuse Area(s) under this Agreement. Notwithstanding the foregoing, Contractor agrees to offer such permitting assistance to Owner as Owner may reasonably request, and the cost and expense related to such services shall be included in the compensation to Contractor set forth in Exhibit B. Contractor shall secure an MSHA Identification Number prior to entering onto Owner’s property to perform the services contemplated under this Agreement. Contractor shall file all necessary reports or other documents, whether mandatory or permissible, with the applicable governmental or other office(s) in order to properly establish and serve notice of Contractor’s sole and exclusive responsibility for the health and safety of its employees, agents and permitted subcontractors and responsibility for compliance with such laws and regulations during the term of this Agreement.

5.2 Contractor shall at all times comply with all applicable federal, state and local laws (including, but not limited to, the Federal Mine Safety and Health Act of 1997, as amended),ordinances, rules, regulations, codes and orders relating to the operations and services to be conducted and performed hereunder and with the safety rules and regulations of Owner.

5.3 Contractor shall implement a drug testing policy applicable to all of Contractor’s employees, agents and subcontractors performing work under this Agreement, which policy shall comply with all state, federal and local laws, ordinances and regulations and shall be satisfactory to Owner.

6.0 Relationship of Parties.

6.1 Contractor shall perform the work and services required by this Agreement according to its own manner and methods not inconsistent with the provisions hereof. Subject to the right of Owner to specify what constitutes satisfactory performance on the part of Contractor under this Agreement, and subject to the specific agreements and obligations of the Contractor contained herein, Owner shall not exercise, or have any right to exercise, any direction, control or supervision over Contractor, or the manner or means of Contractor’s performance of the services hereunder. Nothing herein shall be construed as creating a single enterprise, joint venture, agency, partnership or employment relationship between Owner and Contractor or any of the Contractor’s employees or agents. Contractor shall not be an agent or representative of the Owner, and shall not have any authority to act for the Owner or to bind, or attempt to bind Owner in or under any contract or agreement or to otherwise obligate the Owner.

6.2 At all times during the term of this Agreement, Contractor is and shall be an independent contractor and not an employee of Owner, and all employees, agents, and permitted subcontractors of Contractor employed to perform work pursuant to this Agreement shall be considered to be employees, agents, and subcontractors of Contractor and at no time shall the employees, agents, and permitted subcontractors of Contractor be considered to be employees, agents or subcontractors of Owner.

6.3 Contractor, solely and exclusively, shall employ, direct, supervise, discharge and fix the compensation and the working conditions and practices of its employees, shall be solely responsible for their payment and the payment of any employment-related benefits that Contractor may choose to provide to its employees, and shall comply with all laws pertaining to payment of employees; and Contractor shall provide Owner either a copy of any bonds posted with respect to Contractor’s employees or their compensation as required by law, or give assurance that such bond is not required.

7.0 Fines and Penalties. Contractor shall be responsible and solely liable for the payment of any assessments, penalties, or other fines imposed by any federal, state, or local agency, and for any violation of any federal, state, or local law or regulation arising out of Contractor’s performance of the work hereunder. Contractor shall provide Owner with a copy of all such violations or citations issued by any federal, state or local agency immediately upon receipt and fully inform Owner of the circumstances surrounding such issuance. Owner may compromise and settle any claims for fines or penalties without the approval of the Contractor.

8.0 Workers’ Compensation. Contractor shall become and remain a subscriber to the Workers’ Compensation Fund of Illinois or otherwise provide appropriate workers’ compensation coverage for its employees under an insurance program, policy or coverage authorized and approved by the Insurance Commissioner of Illinois or any other applicable state;1 shall maintain insurance for, or otherwise guarantee, the payment of federal black lung benefits to its employees in accordance with applicable laws; and shall conduct its operations in full compliance with the Fair Labor Standards Act, the Walsh-Healy Act, and all other applicable state and federal laws and regulations and shall certify to Owner on a quarterly basis compliance therewith in connection with all work performed hereunder. In connection with the foregoing duty of Contractor to provide Workers’ Compensation Fund coverage and guarantee the payment of federal black lung benefits, Contractor shall (a) comply with all provisions of Illinois law, as heretofore or hereafter amended, and (b) provide Owner with copies of all required reports filed with any governmental agency or fund in satisfaction of these obligations, as well as copies of canceled checks, front and back, evidencing payment of said obligations, by the 10th day of the second succeeding month after the month in which said reports and payments are required to be filed with said funds or agencies. In addition, Contractor shall furnish to Owner each quarter an updated Certificate of Coverage which evidences that the Contractor is in good standing with the Illinois Workers’ Compensation Fund or any other applicable and authorized workers compensation insurance program. Notwithstanding anything contained in this Agreement to the contrary, Owner, at its sole option, shall have the right to cancel this Agreement immediately and without prior notice, if Contractor’s obligations contained in this paragraph are not strictly performed in a timely manner.

9.0 Responsibility for and Payment of Employees.

9.1 Contractor, solely and exclusively, shall (i) employ, direct, supervise, discharge, and fix the compensation and working conditions and practices of its employees; (ii) be solely responsible for their payment, and comply with all laws pertaining to payment of employees, including any laws requiring the posting of a bond or bonds, and provide Owner a copy of any documentation evidencing such compliance; (iii) be solely and exclusively responsible for, and exercise complete control of its employees in all matters,

[1]

Contractor’s employees shall include any owner if Contractor is a sole proprietorship, any partner if Contractor is a partnership, and any officer or director if Contractor is an association or corporation, if such owner, partner, officer or director at any time engages in work hereunder that is ordinarily performed by workers and employees required to be covered under Illinois law.

disputes or grievances arising out of or in any way connected with Contractor’s operations; (iv) establish adequate and proper safety and security rules for the work performed hereunder and cause its employees and agents at all times to abide by and observe the same; (v) file all necessary reports and other documents, whether mandatory or permissible, with all applicable governmental authorities to properly establish and serve notice of Contractor’s sole and exclusive responsibility for the work performed hereunder and for the health and safety of its employees and agents, as well as such reports or documents required by such authorities to continue and evidence Contractor’s aforesaid responsibility throughout the term of this Agreement, and provide Owner with a copy of such reports and documents submitted to such governmental authorities; (vi) provide safety training to its employees as required by all applicable federal, state and local laws, rules and regulations and in accordance with such standards and criteria as Owner may establish for employees of Contractor engaged in the work hereunder; (vii) pay for and maintain all private and group life, accidental death and dismemberment, health, sickness, and accident insurance and pension plans for its employees; (viii) pay any other welfare benefit payments required to be paid to or on behalf of, or for the benefit of, Contractor’s employees, pursuant to any plan document; and (ix) immediately notify Owner of any accidents involving employees of Contractor or any permitted subcontractor working on the Premises if such accidents are of a serious nature or are likely to become “lost time” accidents, and thereafter, as the same are generated, provide Owner with all reports, documents, investigation summaries, and other data relating to any such accidents within thirty (30) days of the incident date and every ninety (90) days thereafter.

9.2 Owner shall have the right to inspect the records of Contractor at reasonable times to ascertain whether or not Contractor is in compliance with the requirements of this paragraph or any other provision of this Agreement.

9.3 If at any time Contractor is not able to satisfy Owner that the wages and benefits of employees of Contractor or Contractor’s permitted subcontractors have been paid, Owner shall have the right, but not the obligation, to pay the wages and benefits of any such employee directly to or for the employee and to deduct the amount so paid from the compensation agreed to be paid to Contractor hereunder. It is understood, however, that this provision shall not be construed as a promise on the part of Owner to pay such amounts, and that as to any payments to or for such employees made under this provision, Owner shall be deemed the agent of Contractor. In no event shall Owner be deemed the employer of Contractor’s employees or agents.

9.4 If any arrangement, however informal and of whatever duration, is made whereby employees of Contractor are used by Owner, they shall, while engaged in such work, be considered employees of both Contractor and Owner. During the course of any such arrangement, said employees shall be considered special employees of Owner while simultaneously maintaining their general employment relationship with Contractor. Further, Owner may exercise such right of control over the details of the work being performed by said special employees as shall be necessary to complete the task.

10.0 Indemnity.

10.1 General Indemnity. Contractor shall, to the extent permitted by law, indemnify, defend, and save harmless Owner, and Owner’s parent entities, subsidiaries and affiliates and their respective shareholders, officers, directors, members, managers, employees, agents, successors, assigns, guarantors and invitees (“Owner’s Indemnified

Persons”) from and against any and all claims, demands, or suits of any kind or nature whatsoever which may be threatened or brought against them (individually or jointly) or in which they may be named a party defendant, in any way arising out of or incident to the performance of this Agreement or in any way arising out of the use by Contractor of common operational areas or common areas of ingress or egress to operating areas regardless of whether such claims, demands or suits are occasioned by the negligence of Owner or Owner’s Indemnified Persons. Provided, however, that Contractor shall not be held responsible for claims or suits attributable to the sole and exclusive negligence of Owner or Owner’s Indemnified Persons. Contractor further agrees to defend, indemnify and hold harmless Owner and Owner’s Indemnified Persons of and from any and all liabilities, damages, claims, demands, actions, orders, causes of action, proceedings, fines, penalties, taxes, costs and expenses (including without limitation reasonable attorneys’ and accountants’ fees) of any kind and nature (collectively, “Damages”) that may be suffered or incurred by them, or any of them, resulting from or arising out of any misrepresentation, breach or nonfulfillment of any covenant, agreement or obligation of Contractor contained in this Agreement.

10.2 Claims by Contractor’s Employees. Contractor shall, to the extent permitted by law, indemnify, defend and save harmless Owner, and Owner’s Indemnified Persons from and against any and all claims, demands, or suits of any kind or nature whatsoever by any employees of Contractor arising out of or in consequence of Contractor’s performance under this Agreement, regardless of whether such claims, demands, or suits are actually or allegedly caused by the negligence of Owner or Owner’s Indemnified Persons, or any other person or entity and regardless of whether such negligence precedes the execution of this Agreement.

10.3 Responsibility for Contractor’s Property and Equipment. Contractor releases Owner, and Owner’s Indemnified Persons from liability for damage to any of its material, machinery, equipment or other property regardless of the cause thereof and whether such damage is caused by the negligence of Owner, Owner’s Indemnified Persons or any other person.

10.4 Defense of Claims. If any action or proceeding is brought by reason of any claim described in this paragraph, Contractor will promptly notify Owner of such claim and will indemnify and hold harmless Owner for the defense of such action or proceeding (and defend Owner, at Owner’s sole election), and satisfy any order, judgment or settlement resulting therefrom. Owner retains the sole and exclusive right to retain its own counsel to represent Owner and all such reasonable attorneys’ fees and costs will be the sole and exclusive responsibility of Contractor.

10.5 Survival. These covenants of indemnity shall survive the cancellation, termination or expiration of this Agreement.

10.6 Insurance Shall Not Limit Indemnity Obligation. It is expressly understood and agreed by Contactor that the insurance requirements set forth in Paragraph 11 shall in no way act as a limitation to or a substitution of the indemnity obligations set forth herein irrespective of any insurer’s insolvency or willingness to indemnify and/or defend Contractor, any subcontractor, Owner or any of their affiliated indemnities.

11.0 Insurance.

a. Amount and Types of Insurance. Without limiting Contractor’s undertaking to protect, indemnify, defend and hold harmless Owner and the Indemnified Parties as set forth in paragraph 10 or any other provision of this Agreement Contractor shall procure and maintain, at its sole cost and expense, the following insurance coverages with insurance carrier(s) that are acceptable to Owner in Owner’s sole discretion during the term of this Agreement and all other times during which Contractor its employees, agents or subcontractors shall be present at the Project site whether performing or correcting any of the Work. Before commencing any Work under this Agreement, Contractor shall furnish Owner with certificates of insurance and/or certified copies of the required insurance policies together with all applicable endorsements attested by a duly authorized representative of the insurance carrier(s) evidencing that the insurance required hereunder is in force and effect and that such insurance will not be reduced, cancelled or materially changed without giving Owner at least thirty (30) days prior written notice.

(i) Workers Compensation. Statutorily required workers compensation insurance required by the laws of the State of Illinois under the Illinois Workers’ Compensation Fund, or the laws of any other state(s) whose workers’ compensation laws may apply to the performance of Work under this Agreement and federal black lung coverage on all of Contractor’s or Subcontractor’s employees, workmen, agents and borrowed servants engaged in Work hereunder. Contractor shall provide Owner with certification of its compliance with the terms of this paragraph on a quarterly basis or as often as Owner may reasonably request from time to time.

(ii) Employer’s Liability Insurance Coverage. Contractor shall carry Employer’s Liability insurance covering all operations and Work hereunder in an amount not less than Five Million Dollars ($5,000,000) per occurrence or such other reasonable amount as Owner may require during the term of this Agreement. All such Employer’s Liability insurance and associated insurance policy(ies) shall expressly provide that all rights of subrogation against Owner are waived.

(iii) Public Liability. Commercial General Liability (“CGL”) insurance (including premises liability, blanket contractual liability, independent contractor liability, explosion, and products/completed operations coverage) against damage because of bodily injury, including death, or damage to property of others, such insurance to afford protection to the limit of not less than Five Million Dollars ($5,000,000) Combined Single Limit per occurrence and in the aggregate for property damage, personal injury, and bodily injuries, including death. To the extent that Contractor has concurrent obligations or work to be performed at locations other than the project worksite described herein, the Contractor’s CGL insurer shall endorse its policy(ies) to provide that the required Five Million Dollar ($5,000,000) aggregate limit set forth above shall apply separately to each location where work is performed by Contractor. This coverage shall include, but not be limited to, provisions for:

(A)	Premises-operations;

(B)	Blanket broad form contractual - specifically covering the indemnity obligations set forth in this Agreement;

(C)	Blanket broad form property damage;

(D)	Independent contractors;

(E)	Personal injury;

(F)	Owner named as Additional Insured;

(G)	Blanket broad form cross liability endorsement;

(H)	Products and completed operations;

(I)	Where exposure exists, explosion, collapse, and underground (XCU) hazard exclusions must be deleted; and

(J)	Waiver by insurer of all payment obligations of Owner for payment of premiums, audits, deductibles, retro-adjustments or any other payment obligation due to the insurer by Contractor.

(iv) Automobile Liability. Automobile liability insurance against damage because of bodily injury, including death, or damage to property of others as the result of the operation of any automobile (including coverage for owned vehicles, non-owned vehicles and hired vehicles), with such insurance to afford protection to the limit of not less than Five Million Dollars ($5,000,000) Combined Single Limit in respect to any one accident. This coverage shall include a cross-liability endorsement, shall name the Owner as an additional insured, and shall contain a waiver by the insurer of any Obligation on the part of the Owner for the payment of premiums, audits, deductibles, retro-adjustments or any payment obligation due the insurer by the Contractor.

(v) Environmental insurance (Pollution Coverage): Minimum limits of Five Million Dollars ($5,000,000) Combined Single Limit occurrence and in aggregate covering both bodily injury and/or property damage claims arising from first and/or third party Environmental Liability exposures. To the extent such coverage is procured on a claims-made basis, Contractor agrees to maintain such coverage for a minimum of thirty-six (36) months following completion of the work or, alternatively, the Contractor agrees to purchase a thirty-six (36) month Extended Reporting Period (ERP) endorsement from the Environmental insurer at the conclusion of the work performed hereunder.

(vi) Excess Liability. Excess liability insurance applicable to all insurance coverage’s required under the entirety of this paragraph 11 with combined single limits of Five Million Dollars ($5,000,000) per occurrence, including a cross-liability endorsement, an endorsement naming the Owner as an additional insured, and a waiver by the insurer of any Obligation on the part of the Owner for the payment of premiums, audits, deductibles, retro-adjustments or any other payment obligation due the insurer by the Contractor.

(vii) Additional Insurance. Such additional types and amounts of insurance as may be required by Owner, and Contractor shall cooperate with Owner in obtaining such additional coverage.

(viii) Required Endorsements. All insurance policies required by this Agreement shall be endorsed to specifically include the liability assumed by Contractor in favor of Owner under the indemnity provisions of this Agreement. In addition, all such policies shall be endorsed to name Owner as an Additional Insured and a certified copy of such endorsement shall be provided to Owner in advance of the commencement of the work under this Agreement. In addition, all such liability policies shall be endorsed to be primary and non-contributory with any other insurance of Owner with respect to any and all claims and demands which may be made against Owner or the Indemnified Parties, whether on account of injury or death of any person or persons, damage to or loss of property, violation of law or regulation or otherwise, in any way arising out of, related to or attributed to, directly or indirectly, Contractor’s Work under this Agreement or the Contract Documents. Owner reserves the right to approve the specific endorsement language granting Owner Additional Insured status on all required insurance coverages. Such insurance shall specifically provide that it applies separately to each insured against which claim is made or suit is brought, except with respect to the limits of liability, and shall further provide that all rights of subrogation against Owner are waived.

12.0 Terminations and Default; Owners Right of inspection.

12.1. If at any time either Contractor or Owner shall be in default or breach of any term, covenant, obligation, or condition of this Agreement, the non-defaulting party may give the defaulting party written notice of the condition of breach and demand that it be cured or corrected. If not cured or corrected in accordance with the non-defaulting party’s notice within five (5) days after notice is sent, or if either party, in the sole opinion of the other party, becomes insolvent or is adjudicated bankrupt, whether through voluntary or involuntary proceedings, or if any receiver, trustee or other person or persons be appointed by any court to take charge of said party’s assets, the party not insolvent or bankrupt may declare this Agreement immediately terminated and all rights of the insolvent or bankrupt party hereunder shall, at the election of the party not insolvent or bankrupt, immediately terminate and be forfeited.

12.2 (a) Upon termination of this Agreement for any reason, Contractor shall have an additional period of thirty (30) days in which to remove its owned or leased mobile equipment, and if it shall not have removed the same within such period, then all such equipment shall become the property of Owner.

(b) Upon termination of this Agreement for any reason, all mining and other fixtures shall remain a part of and installed on the Facility.

(c) Remedies for holding over:

(i) In the event that Contractor remains on the Premises after the term of this Agreement or after Owner has declared a termination, or without the express written consent of Owner, then Owner may by any peaceful means and at any time, enter and take possession and control of the Premises without demand or notice to Contractor.

(ii) In the event that Contractor remains on the Premises after the term of this Agreement, without the express written consent of Owner, or after Owner has declared a termination, then Owner, in addition to any other remedies provided for in this Agreement, or at law or in equity, may seek a writ of forcible entry; provided, however, that the parties specifically agree that under no circumstances of law or fact shall the relationship of Owner and Contractor be, or be presumed to be, that of landlord and tenant.

12.3 Owner may make such inspections of the operations being conducted as it deems desirable to ensure that such operations are being performed in accordance with the obligations of Contractor hereunder. Nothing herein shall be construed to mean that any inspection or approval given by Owner or Owner’s representative shall relieve Contractor from any of its obligations hereunder.

13.0 Force Majeure.

13.1 Owner or Contractor shall be excused from delay or failure to perform any work, services, or other commercial transaction contemplated hereunder (other than equipment lease, rental, or installment sales payments) in the event of frustration of purpose, commercial impracticability, or any events of force majeure beyond the reasonable control of either party; provided, however, that a party claiming force majeure must promptly give to the other party written notice explaining the events claimed to constitute force majeure hereunder. General statements of events of force majeure, frustration of purpose, and commercial impracticability shall not be limited by the rule of ejusdem generis. Whether or not foreseeable, events of force majeure, frustration of purpose, and commercial impracticability include, but shall not be limited to: fires, floods, labor disputes, strikes, railcar shortages, barge shortages, acts of God, insurrection, damage to or breakdown of plants, trucks, or other equipment. Force majeure events shall not limit or suspend Owner’s right to terminate this Agreement under paragraph 2.

13.2 Coal to be mined and delivered to the Facility for processing by Contractor under this Agreement, but delayed, lost, or not mined and delivered due to an event of force majeure, frustration of purpose, or commercial impracticability shall not be made up except by mutual written agreement.

14.0 Engineering and Security Services; Records. Unless otherwise agreed in writing, Contractor agrees to provide at its expense maps, projections, surveying work, and any other engineering work necessary for or incident to the performance of Contractor’s services under this Agreement. Contractor shall provide, at its expense, sufficient personnel to guard the Premises on a seven (7)-day per week basis for twenty-four (24) hours for each such day. Contractor shall keep such other records as Owner may reasonably request from time to time. Owner shall at all reasonable times have the right to inspect the records of Contractor relating to all aspects of Contractor’s operations hereunder.

15.0 Books of Account; Right to Audit. Contractor shall keep, for a minimum period of six (6) years, accurate records reflecting all aspects of its operations hereunder, as well as employee related and non-employee related expenses incurred by Contractor in the performance of the work, and said records shall be open at all reasonable times for inspection by Owner or its agents for the purpose of comparing or verifying the reports and invoices rendered by Contractor under the terms of this Agreement.

16.0 Taxes, Assessments and Royalty Payments.

16.1. Owner covenants and agrees:

(a) to pay all royalties and other payments that may be required pursuant to the Owner’s Coal Rights for the coal mined and delivered to Owner hereunder; and

(b) to pay all severance taxes applicable to the coal mined and delivered to Owner hereunder, the per ton reclamation fee or tax which may be required to be paid under the Surface Mining Control and Reclamation Act of 1977, as well as any fees or taxes required to be paid under any Illinois surface coal mining laws, and the black lung excise tax imposed for black lung benefits under the Black Lung Benefits Act of 1977.

16.2. Contractor covenants and agrees:

(a) to pay (except as otherwise provided in this paragraph) all taxes and all other assessed monetary obligations incident to the work to be performed hereunder and to its operations, as well as such property taxes as may be assessed against any property or improvements which it may possess upon the Facility, or in connection with its performance under this Agreement, and any business and occupation or other taxes, if any, accruing against the services rendered by it hereunder or its income. Contractor shall submit on a quarterly basis to Owner proof of payment of all taxes or assessments due to any federal, state, or local agency; and

(b) to pay all contributions, taxes, and premiums payable under federal, state and local laws measured upon the payroll of employees engaged by Contractor in the performance of the terms of this Agreement and all sales, use, excise, transportation, business and occupation, business franchise and corporate net income tax and other taxes applicable to materials and supplies furnished or the work performed hereunder.

17.0 Non-Discrimination. Contractor agrees not to discriminate against any employee or applicant for employment to be used in the performance of the obligations of Contractor under this Agreement because of race, color, religion, sex, ancestry, age, national origin or disability (as the same is defined In The Americans With Disabilities Act of 1990, 2 USC §12101-13 (West Supp.1991) and any regulation promulgated thereunder) or any other unlawful basis. The Contractor agrees to comply with all of the provisions of Executive Order 11246, as heretofore amended by Executive Order 11375 and Executive Order 12086, and any subsequent amendments, and with the relevant rules, regulations, and orders of the Secretary of Labor. Contractor shall execute such certifications of its compliance with the requirements of this paragraph as Owner may from time to time require, which certifications shall become a part of this Agreement as if fully set forth herein.

18.0 Representations and Warranties.

Each party represents and warrants to the other party as of the date hereof as follows:

18.1 It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that is required hereunder, and to perform its obligations under this Agreement, and has taken all necessary action to authorize such execution, delivery and performance; and this Agreement has been, and each other such document will be, duly executed and delivered by it.

18.2 Such execution, delivery and performance do not and will not violate or conflict with any law applicable to it, or any provision of its governing documents, and there is no legal impediment to the enforcement or performance of the obligations Contractor is undertaking pursuant to this Agreement.

18.3 All governmental and other consents that are required to have been obtained by Contractor with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

18.4 This Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally).

18.5 There is not pending or, to its knowledge, threatened against it or any of its affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that may affect the legality, validity or enforceability of this Agreement or its ability to perform its obligations hereunder.

19.0 Governing Law. This Agreement shall be governed by the laws of the State of West Virginia without regard to any conflict of law provisions.

20.0 Confidentiality of Information. Contractor acknowledges that execution and performance of this Agreement will generate or provide Contractor with access to specialized information or trade secrets of a confidential nature pertaining to Owner and its business. Contractor agrees that it shall treat all maps, data, reports and other information relating to the Facility or Owner’s business as confidential and it shall not divulge, transmit or otherwise disclose any such information received. Contractor expressly agrees that all work product, information or data in any form generated in connection with the services performed under this Agreement, and all component parts thereof, shall be and remain the exclusive property of Owner. Contractor acknowledges that it cannot use any such work product, information or data in any manner that is unrelated to the performance of its services under this Agreement, without Owner’s express prior written consent.

21.0 Prior Agreement. This Agreement cancels and supersedes any prior agreements between the parties hereto covering the subject matter contained in this Agreement.

22.0 Headings. Paragraph headings or titles used in this Agreement are for convenience of reference only and shall not affect the construction of any paragraph herein.

23.0 Forum Selection. In the event that either party to this Agreement files any action, proceeding, or counterclaim against the other on any matter whatsoever arising out of or in any way connected with this Agreement or the parties’ performance hereunder, or any claim of damage resulting from any act or omission of the parties, the parties hereby consent to the jurisdiction and venue of Kanawha County, West Virginia.

24.0 Waiver of Jury Trial. Notwithstanding any other provision of this Agreement, to the extent permitted by law, THE PARTIES TO THIS AGREEMENT AGREE TO, AND DO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE PARTIES’ PERFORMANCE HEREUNDER, OR ANY CLAIM OF DAMAGE RESULTING FROM ANY ACT OR OMISSION OF THE PARTIES, OR EITHER OF THEM IN ANY WAY CONNECTED WITH THIS AGREEMENT.

25.0 Limitation on Liability. Notwithstanding any other provision of this Agreement, Owner shall not be liable to Contractor for any consequential, incidental, punitive, exemplary or indirect damages, lost profits or other business interruption damages, by statute, in tort, contract or otherwise.

26.0 Notice to the Parties. The giving of any notice to, or the making of any demand on, Contractor under the provisions herein shall be sufficient if made in writing, addressed to Contractor at:

Mach Mining LLC

Attention: President

430 Harper Park Drive, Suite B

Beckley, West Virginia 25801

or such other address as Contractor may hereafter in writing designate, and mailed postpaid, certified, return receipt requested, United States mail. The giving of any notice to, or the making of any demand on, Owner under the provisions herein shall be sufficient if made in writing, addressed to Owner at:

Williamson Energy, LLC

Attention: Michael J. Beyer

Metropolitan Square Building

211 North Broadway

Suite 2600

St. Louis, Missouri 63102

With a copy (not constituting notice) to:

Brian A. GIasser, Esq.

Bailey & Glasser, LLP

209 Capitol Street

Charleston, West Virginia 25301

or such other address as Owner may hereafter in writing designate, and mailed postpaid, certified, return receipt requested, United States mail.

27.0 Survival Clause; No Waiver.

27.1 Notwithstanding any termination of this Agreement, any obligation by either party hereto which, by its terms has or may have application after the termination of this Agreement and has not been fully observed or performed shall survive such termination.

27.2 The failure of either Owner or Contractor to enforce any specific breach by the other of this Agreement or portion of this Agreement shall not be deemed to be a waiver of any subsequent breach thereof, or of any other cause of cancellation or forfeiture, whatever or however occurring. The termination of this Agreement shall not invalidate or terminate any of the indemnities, warranties, or representations of this Agreement.

28.0 No Third Party beneficiaries. The covenants, conditions, and terms of this Agreement shall be for the sole and exclusive benefit of the parties hereto and their respective permitted successors and assigns to the exclusion of the rights of any third-party beneficiaries.

29.0 Nonassignment. Contractor shall not, voluntarily or by operation of law, assign, pledge, or subcontract this Agreement or any part of this Agreement, or the work to be performed hereunder, without the prior written consent of Owner. The parties hereto expressly recognize this Agreement to be a “Personal Services Agreement” and Owner relies expressly on the personal abilities of Contractor. Any whole or partial sale of stock or assets of Contractor shall be deemed an assignment hereunder, and Owner may terminate this Agreement immediately at its option upon any such assignment or sale, or attempted assignment or sale of stock or assets of Contractor or upon the subcontracting of this Agreement or any portion thereof. In the event Owner consents to one or more assignments or subcontracts pertaining to this Agreement, such consent shall not be construed as waiving the requirements of obtaining written consent to additional assignments or subcontracts pertaining to this Agreement, nor shall any consent to assignment or subcontract relieve Contractor of any of its obligations made hereunder or herewith.

30.0 Binding Effect. This Agreement shall inure to the sole and exclusive benefit of and be of full and binding effect upon the parties hereto and their respective successors and assigns, subject to the herein numerical paragraph 29.

31.0 Severability. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid, the remainder of this Agreement shall not be affected thereby, but shall remain in full force and effect.

32.0 Cross-Default. If either Owner or Contractor shall default on any other agreement, or the conditions or warranties thereto, to which the Owner and Contractor are parties, then such default under any such other agreement shall be deemed a default hereunder.

33.0 Entire Agreement. This writing is intended by the parties to be the final, complete and exclusive statement of their agreement about the matters covered herein. THERE ARE NO ORAL UNDERSTANDINGS, REPRESENTATIONS OR WARRANTIES AFFECTING IT. All Exhibits hereto are incorporated herein and are an integral part of this Agreement. No officer or representative of either party shall have the authority to subsequently change this Agreement, orally or by course of conduct, and any subsequent change in this Agreement shall not be valid unless the same be in writing and duly executed by each of the parties hereto.

34.0 Interpretation. Owner and Contractor acknowledge that they have each fully read and reviewed this entire Agreement, and have discussed the same with the other, and have had the benefit of their separate legal counsel, and by executing such Agreement fully agree with all provisions herein contained. Both parties further agree that this Agreement shall be construed as mutually drafted, and shall not be construed against one party or the other as drafter of the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Owner and Contractor have caused this writing to be signed in their respective corporate names by their respective duly authorized officers, in duplicate, and each represents and warrants that the signer has proper authority to enter into this Agreement on behalf of Owner and Contractor, respectively, all as of the date and year first written above.

WILLIAMSON ENERGY, LLC

By its Sole Member, Foresight Energy LLC

By:	/s/ Michael J. Beyer
Michael J. Beyer

Its: CEO

MACH MINING LLC

By its Sole Member, Coal Field Transports, Inc.

By:	/s/ David Jude
David Jude

Its: President

EXHIBIT A

(MAP SHOWING PREMISES)

EXHIBIT B

B.01	PAYMENT:

Owner will pay Contractor for the work to be performed under this Agreement an amount equal to the sum of (a) the Cost of the Work, (b) plus one cent ($.01) for each ton of clean coal processed and loaded through the Facility. Contractor’s payment shall be calculated on the same number of clean tons for which Owner is paid by a purchaser of the coal, as shown by copies of invoices supplied by Owner to Contractor.

B.02	COST OF THE WORK

(1) The term “Cost of the Work” shall mean any and all costs necessarily incurred by the Contractor in the performance of the work and paid by the Contractor.

(2) Elements of any employee-related Cost of the Work shall be paid within three (3) days after Contractor submits to Owner a payroll invoice, which invoice shall be submitted no less than three (3) days before each designated employee payday; and,

(3) Elements of any non-employee related Cost of the Work shall be paid by Owner to Contractor on the 10th and 25th of each month for the prior one-half month and shall be based on invoices submitted for the applicable period by Contractor to Owner on the 15th and 30th of each month.